                                                                 EXHIBIT 10.40.1
Westinghouse
Government Services Group
Morrison Knudsen Corporation
1500 West 3/rd/ Street
Cleveland, OHIO 44113-1406
Phone: (216) 523-3777

Thomas H. Zarges
Chairman


August 18, 1999

                         CONFIDENTIAL AND PROPRIETARY


Mr. Ambrose L. Schwallie
Westinghouse Savannah River Company
Building 703-A
Aiken, SC 29808

     Re: Employment Letter Agreement

Dear Ambrose:

     This letter agreement (the "Employment Agreement," or the "Agreement") documents the terms of your employment. The Employment Agreement is made between you and Westinghouse Government Services Company LLC and is effective as of August 1, 1999. The Agreement covers the general terms of your employment as well as special retention incentives related to the sale of the Westinghouse businesses.

     For purposes of this Employment Agreement, the following terms have specific meanings. "Westinghouse" refers to the CBS Corporation operating unit that contained the government and environmental services business (GESCO), including the Westinghouse Savannah River Company, as it existed before the Closing Date. This operating unit, which is now primarily contained in Westinghouse Government Services Company LLC, is referred to in this letter as "WGS," and the Westinghouse Savannah River Company LLC is referred to as "WSRC." "MK" refers to Morrison Knudsen Corporation and its affiliates. "Related Entity" refers to WGS, WSRC, MK, any at least 50%-owned subsidiaries of WGS or MK and to Westinghouse Government Environmental Services Company LLC and Westinghouse Electric Company LLC and any at least 50%-owned subsidiaries of those entities. "WGSG" refers collectively to WGS, Westinghouse Government Environmental Services Company LLC and any at least 50%-owned subsidiaries of those entities. "Common Stock" refers to the common stock of MK, par value of $.01 per share. "Closing Date" means March 22, 1999, the date of the closing formalizing the transfer of the Westinghouse assets from CBS Corporation to WGS.

Mr. Ambrose Schwallie
August 20, 1999
Page 2

     1. Position and Duties. From August 1, 1999, through August 31, 1999, you will be employed as the President of WSRC. During that period, you will be the senior executive of the Department of Energy Savannah River site and will be accountable to the President of WGS.

     After August 31, 1999, you will be employed as an Executive Vice President of MK and as Chief Executive Officer and President of WGSG. In that capacity, you will be accountable to the Chairman of the Board of WGS.

     During the term of this Agreement, you agree to devote your full attention and time during normal business hours to the business and affairs of WSRC and/or WGSG, as the case may be, and to use your reasonable best efforts to perform faithfully and efficiently such responsibilities.

     2. Term. This Employment Agreement will have a term commencing August 1, 1999 and expiring March 31, 2000, except as otherwise mutually agreed by you and WGS.

     3.  Compensation and Incentive Arrangements.

     a. Base Salary. Effective August 1, 1999, you will be entitled to a Base Salary at the rate of $325,000 per year, payable monthly. (Although the increase in Base Salary rate will be effective as of August 1, 1999, actual payment of the increased rate will commence after August 31, 1999.) Your Base Salary will be subject to periodic review and adjustment by WGS.

     b. Retention Bonus. You will receive a retention bonus in the amount of $191,500 upon the first anniversary of the Closing Date, conditioned upon your continued employment through such anniversary and upon the satisfactory performance of your job duties as determined by the Chairman of the WGS Board.

     c. Annual Incentive. You will receive Annual Incentive compensation pursuant to a plan established by WGS. Your initial award will be based on the percentage of the annual Business Plan target that WGSG meets for the fiscal year ending November 30, 1999. Your award will be determined based on the following chart (employing straight-line interpolation for the percentages not shown on the chart):


        Percentage of Target Achieved             Award Amount
        -----------------------------             ------------

                      80%                           $ 48,750

                     100%                           $162,500 (target award)

                     130%                           $284,375

Mr. Ambrose Schwallie
August 20, 1999
Page 3

     WGS may adjust the target award amount from time to time at its discretion, including for the purpose of taking into account events beyond your control.
All awards are subject to final WGS Board approval.

     d. Stock Options. In connection with your election as an Executive Vice President of MK, you will be granted options to purchase 50,000 shares of Common Stock of MK at a price equal to the per share closing price of MK's Common Stock as of the date of grant. The option will be granted under, and be subject to, the terms and conditions of the Morrison Knudsen Corporation Amended Restated Stock Option Plan and will vest 25% each year for four years. The option will be granted in lieu of your participation in the Long-Term Incentive Compensation Plan established by WGS.

     4. Other Benefits and Perquisites.

     a. Other Benefits. From August 1, 1999, through August 31, 1999, you will be eligible for the benefit arrangements offered to WSRC executives generally, including the pension plan, executive pension plan, 401(k) plan, annual vacation, relocation allowance, and medical and dental, group life, accidental death and dismemberment, business travel, and disability income coverages.
After August 31, 1999, you will be eligible for the benefit arrangements offered to WGSG executives generally, including the pension plan, executive pension plan, 401(k) plan, annual vacation, relocation allowance, and medical/and dental, group life, accidental death and dismemberment, business travel, and disability income coverages.

     b. Perquisites. You will receive an annual lump sum perquisite allowance of $8,000. This lump sum allowance is in lieu of all specific reimbursements, except that we will provide you with certain AYCO Company financial planning services, including estate planning, insurance planning, cash flow analysis, income tax position planning, retirement planning, and capital planning.

     c. Relocation Allowance. If you are required to relocate during the term of this Agreement to a job location more than 50 miles from your current job location, you will receive a relocation allowance of $50,000 in addition to any relocation allowance under the regular relocation program. In return for receiving this special relocation allowance, you agree to waive any severance benefits to which you might otherwise become entitled by virtue of the relocation.

     5. Termination. Your employment is "at will" and may be terminated by either you or WGS at any time and for any reason. Upon your termination, you will be entitled to the benefits described below.

Mr. Ambrose Schwallie
August 20, 1999
Page 4

     a. Benefits Upon Involuntary Separation. You will receive certain benefits upon your Involuntary Separation from employment prior to the first anniversary of the Closing Date. An Involuntary Separation occurs if your employment is terminated by WSRC or WGS without Cause.

     "Cause" means any of the following: (1) misappropriating or embezzling assets or committing an act of fraud or other dishonesty; (2) being convicted in a court of law of, or entering a plea of nolo contendere to, (a) a felony or (b) a crime involving moral turpitude; (3) engaging in any conduct that has caused or may cause demonstrable and material injury or public embarrassment to WGS or to its reputation, as determined by the WGS Board of Directors in its sole discretion; (4) a significant or material failure to carry out your duties other than by reason of incapacity; (5) intentionally violating in a material manner any of the policies and/or procedures of WGS; (6) having and continuing to maintain a conflict of interest with WGS which is not disclosed to WGS and waived by the WGS Board of Directors; or (7) breaching your obligations under or in connection with this Employment Agreement.

     If an Involuntary Separation occurs prior to the first anniversary of the Closing Date, you will continue to receive your Base Salary for 12 months; receive the target Annual Incentive award for the year of separation; receive the retention bonus described in paragraph 3b but the retention bonus will be prorated to reflect the portion of the one-year period after the Closing Date that you were employed by WSRC and/or WGSG ; receive outplacement services during the 12 months following such an Involuntary Separation; and be entitled to purchase continued medical coverage for 12 months at your employee contribution rate at the time of your Involuntary Separation. Notwithstanding the foregoing, any of the amounts or other benefits described in the preceding sentence will be offset by any separation payments and other benefits received from CBS Corporation as a result of such Involuntary Separation, and your rights to such amounts or other benefits described in the preceding sentence arise only to the extent that you have first exhausted the payments and other benefits provided by CBS Corporation.

     Other than the payments and benefits described in this paragraph, no additional severance or similar payments will be made to you. Notwithstanding the previous paragraphs, no payments or benefits will be provided upon an Involuntary Separation unless you sign a waiver and release with respect to all claims that you might make against WGS or any Related Entity.

     b. Benefits Upon Other Termination of Employment. If you terminate employment but paragraph 5a above does not apply, (e.g., you have an Involuntary Separation after the first anniversary of the Closing Date, you voluntarily terminate employment, or you are terminated for Cause), you will be entitled to any earned but unpaid Base Salary.

Mr. Ambrose Schwallie
August 20, 1999
Page 5

     c. Benefits upon Death or Disability. If your employment terminates because of your permanent disability or death, you or your estate or designated beneficiary will be entitled to any earned but unpaid Base Salary.

     6. Restrictive Covenants. You agree to comply with the following restrictive covenants during the term of this Agreement and thereafter for the terms described below. All payments and contributions for benefits provided for in this Employment Agreement are made in consideration of, and are subject to, among other things, your compliance with the following provision.

     a. Noncompetition. During the term of this Agreement and for a period of 18 months after your voluntary termination of employment, you must not (1) acquire an ownership interest exceeding five percent in or (2) become employed by, enter into a consulting arrangement with, or otherwise agree to perform personal services for any business organization which is engaged in or intends to become engaged in any business activity with respect to which you were engaged in the course of your employment with Westinghouse, WSRC and WGSG (including activities of any Related Entity).

     b. Nonsolicitation. During the term of this Agreement and for a period of 18 months after your voluntary termination of employment, you must not solicit or endeavor to entice away from WGS or any Related Entity (1) any person who is employed by WSRC or any Related Entity; (2) any customer or client of WGS or any Related Entity, unless (a) the person is no longer a customer or client of WGS or such Related Entity at the time of the solicitation, or (b) the business activity for which you are soliciting the business of a customer or client does not compete to any extent with the business activity of WGS or any Related Entity or in any manner interfere with the business activity of WGS or any Related Entity or in any manner interfere with the business relationship between the customer or client and WGS or such Related Entity.

     c. Assistance in Litigation. You will, upon reasonable notice and at our expense, furnish such information and proper assistance to WGS or any Related Entity as we reasonably may require in connection with any litigation in which we or any of our affiliates are, or may become, a party (other than litigation in which you and we (or our affiliates) are opposing parties). Notwithstanding any other provision of this Employment Agreement, the obligation described in this paragraph 6c continues at all times during and after the term of this Agreement.

     d. Confidentiality. You must not knowingly disclose or reveal to any unauthorized person, or make personal use of, any confidential information or other trade secret relating to WGS or any Related Entity. Such confidential information includes, but is not limited to, financial information about WGS or any Related Entity, contract terms with vendors, suppliers, and other parties, customer and supplier lists and data, trade secrets, books, records, plans, designs, systems, methods, programs, procedures, and other competitively-

Mr. Ambrose Schwallie
August 20, 1999
Page 6

sensitive information and any notes or analyses related thereto, including without limitation information and documentation prepared or developed by you. Upon your termination of employment, you agree to return any such confidential information in your possession. However, you are not prohibited from disclosing any information that is reasonably necessary in the performance of your duties for WSRC or WGSG nor shall you be prohibited from disclosing information that is requested by an order of a court or administrative agency if, in the opinion of counsel, you are required to do so. Notwithstanding any other provision of this Employment Agreement, the obligation described in this paragraph 6d continues at all times during and after the term of this Agreement.

     7.  Miscellaneous.

     a. Agreement Interpretation and Amendment. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without reference to any jurisdiction's choice of law principles. This Agreement constitutes the entire agreement between the parties and supersedes all prior proposals and agreements, written or oral, and all other communications between the parties related to the express subject matter of this Agreement. The headings in this Agreement are for convenience only and are not part of the provisions of the Agreement and have no force or effect. The invalidity or unenforceability of any provision or portion of any provision of this Agreement shall not affect the validity or enforceability of the remaining part of such provision or of any other provision of this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.

     b. Notice. All notices and other communications required under this Agreement must be made in writing and given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to you:
     ---------
     Ambrose L. Schwallie
     Building 703-A
     Aiken, SC 29808

     If to WGS:
     ---------
     Craig G. Taylor
     Morrison Knudsen Corporation
     P.O. Box 73
     720 Park Blvd.
     Boise, ID 83729

Mr. Ambrose Schwallie
August 20, 1999
Page 7

     With copy to:
     ------------
     Alvia L. Henderson
     Morrison Knudsen Corporation
     P.O. Box 73
     720 Park Blvd.
     Boise, ID 83729

or to such other person or address as may be designated by either party in writing in accordance with the provisions of this paragraph. Notice will be effective when actually received by the addressee.

     c. Waiver. The failure of WGS to insist upon strict compliance with any of the provisions of this Agreement shall not be deemed to be a waiver of such provision, nor shall WGS's waiver of a right under this Agreement at any particular time be deemed to be a waiver of such right at any other time.

     d. Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of you, WGS, and their respective heirs, executors, administrators, and any permitted assigns. This Agreement may not be assigned in whole or in part by either party without the consent of the other, except that WGS may assign this Agreement, without your consent, to any corporation, general partnership, limited partnership, limited liability company, or limited liability partnership, into which or with which it shall merge or consolidate or to which it shall transfer substantially all of its assets.

                                     *****

     If the Agreement is acceptable to you, please sign the original copy of the Agreement and return it to Craig G. Taylor at Morrison Knudsen Corporation, P.O. Box 73, 720 Park Blvd., Boise, ID 83729. You should keep a copy of this Agreement for your records. By signing and returning the unmodified original copy of the Agreement, you acknowledge that you understand and accept the terms and conditions set forth above.

Regards,

Westinghouse Government Services Company LLC

By:        /s/ Tom Zarges
       -----------------------------
       Thomas H. Zarges
       Chairman

Date:  August 19, 1999

Mr. Ambrose Schwallie
August 20, 1999
Page 8

ACCEPTANCE

     I acknowledge that I have read, understand, and agree to the terms and conditions stated in this Agreement. By my signature, I acknowledge that the consideration set forth in the Agreement is adequate compensation for all of the obligations set forth in the Agreement, that I have had the opportunity to consult with counsel of my own choosing regarding the Agreement, and that in signing the Agreement, I intend to be legally bound by it.

/s/ A. L. Schwallie                      August 30, 1999

_______________________________          ___________________________
Ambrose L. Schwallie                     Date

                                                                 Exhibit 10.40.2

                       AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement (the "Amendment) is made as of this 5/th/ day of October, 1999 by and between Morrison Knudsen Corporation, a Delaware corporation (the "Company") and Ambrose L. Schwallie, an executive employee of the Company ("Executive").

     WHEREAS, the Company and Executive are parties to a certain Employment Agreement made as of August 1, 1999 (the "Agreement"); and

     WHEREAS, under the Agreement, if Executive is required to relocate to a job location more than 50 miles from his current job location prior to March 31, 2000, Executive is entitled to receive a Relocation Allowance of $50,000 in addition to any relocation allowance under the Company's regular relocation program; and

     WHEREAS, the Company has agreed that the Agreement should be amended to extend the term of the Relocation Allowance portion of the Agreement to March 31, 2001;

     NOW, THEREFORE, the Agreement is hereby amended by deleting paragraph c of
Section 4 in its entirety and replacing it with the following:

          c. Relocation Allowance. If you are required to relocate on or before March 31, 2001 to a job location more than 50 miles from your current job location, you will receive a relocation allowance of $50,000 in addition to any relocation allowance under the regular relocation program. In return for receiving this special relocation allowance, you agree to waive any severance benefits to which you might otherwise become entitled by virtue of the relocation.

     Except for the foregoing, the Agreement remains unamended and in full force and effect.


     IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment this 5th day of October, 1999.

                              MORRISON KNUDSEN CORPORATION

                              By:  /s/ S. G. Hanks
                                 ---------------------------------
                                 Stephen G. Hanks
                                 Executive Vice President



                              EXECUTIVE

                              /s/  Ambrose L. Schwallie
                              ------------------------------------
                              Ambrose L. Schwallie
                                                     10/24/99